Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number: 333-2644474

July 2022

Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number: 333 - 2644474 July 2022

Safe Harbor / Forward - Looking Statements Free Writing Prospectus The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alexander Capital LP toll - free at 212 - 687 - 5650 or info@alexandercapitallp . com . Safe Harbor This presentation contains forward - looking statements or information regarding future events and the future results of Mill City Ventures III, Ltd . (the "Company") based on current expectations, estimates, forecasts, and projections about the markets in which the Company operates and current beliefs and assumptions of the Company’s management . Forward - looking statements can be identified by the use of forward - looking terminology, including the terms "believes," “estimates,” “anticipates,” "expects," "may," “will,” or similar words, or in each case, their negative, or other variations or comparable terminology . These forward - looking statements include all matters that are not historical facts such as express predictions of future events and trends . The assumptions and estimates underlying these forward - looking statements are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in those statements . In sum, forward - looking statements should not be relied upon as necessarily being indicative of future results, and the inclusion of these statements should not be regarded as a representation that the results reflected therein will be achieved .

Transaction Summary Issuer Mill City Ventures III, Ltd . Exchange Nasdaq Ticker MCVT Offering Type Registered Public Offering & Uplisting Security Common Stock Expected Offering Amount $ 5 , 000 , 000 Over - Allotment Option 15% ( 100 % Primary) Closing Share Price (as of 7 / 22 / 2022 ) $ 3 . 60 Settlement T+ 2 Sole Underwriter Alexander Capital, L . P . Anticipated Pricing Week of July 25 th Use of Proceeds - Continue to fund lending operation. - General corporate and administrative expenses.

Company Operating History Business Development Company Non - Bank Lender and Specialty Finance Company In 2013 , we elected to become a business development company (“BDC”) under the Investment Company Act of 1940 . Subsequently we raised (our only raise) ~ $ 11 M . We operated as a BDC until we withdrew our BDC election on December 27 , 2019 , after having obtained the approval of our shareholders for that withdrawal .

Mill City Ventures Introduction We provide non - bank lending and specialty finance to companies and individuals on both a secured and unsecured basis . The principal specialty finance solutions we provide are high - interest short - term lending arrangements . These lending arrangements typically involve collateral as security for the borrower’s repayment of funds to us . In some circles, short - term high - interest collateralized lending is referred to as “hard - money lending . ” The loans we provide typically have maturities that range from nine to twelve months and may involve a pledge of collateral or, in the case of loans made to companies, personal guarantees by the principals of the borrower . ▪ I nterest ▪ Extension Fees ▪ Revenue Participation ▪ Origination Fees ▪ Closing Fees ▪ Exit Fees Principal Sources of Revenue ▪ Real Estate Owners ▪ House Redevelopers ▪ Professional Associations ▪ HNW Individuals ▪ Insurance Settlements ▪ Business Owners Customers

Nature of Lending Operations Non - Bank Lending and Specialty Finance Litigation Finance Asset Backed Loans Public Market Companies Settled Claim Purchases Title Loans Tax Anticipation Loans Opportunistic Acquisitions Real Estate Bridge Loans Mortgages

Principal Specialty Finance Solutions Mill City Ventures commenced non - bank lending operations in January 2020 The trajectory of the average loan size and weighted rate has increased year - over - year due to the company’s shifted focus on making higher dollar loans that usually have additional features (quality of borrower, collateral levels, etc.). * The average rate indicates a dollar weighted average of the portfolio and considers all fees and stated interest rates asso cia ted with the loan and calculated on an annualized basis Loan Originations 2020 2021 2022 Q1 Average Loan Size $838k $1.08M $2.34M Weighted Rate* 24% 27% 33.9%

Loan Example # 1 Client: Alatus Development LLC Details: • Client needed the working capital to continue with apartment projects under active development. • Client’s portion of a separate apartment building sale was to yield $18M in proceeds. • The client has substantial net worth and is expected repay the loan when the apartment sale closes. Financing Terms: Loan Amount $3,900,000 Loan Date 12/27/2021 Interest Rate 12.00% Maturity Date 9/27/2022 Six - month minimum interest due if early repayment (Client paid load off in 3 ½ months) $234,000 Closing fee of 4% $156,000 Discount $ (25,000) Economic Results: Net Interest and Closing Fee Income $365,000 Return On Investment 32.09%

Loan Example # 2 Client: Villas at 79th Details: • Client needed the working capital to close on land and seek final development approvals. • Pledge of equity units in the project. • Pledge of equity units in additional project valued at $1.5 million. Financing Terms: Loan Face Amount $3,400,000 Funded Amount $2,800,000 Loan Date 3/2/2022 Interest Rate (applied to face amount) Monthly 4.00% Maturity Date (Client paid load off in 3 ½ months) 5/30/2022 Option for 2 more 30 - day extensions at 9% per month Economic Results: 90 Days Interest Paid in Advance $408,000 Closing Fee of 5% $170,000 Net interest and closing fee income $578,000 Return on Investment 58.29% Note: Closing fee and prepaid interest subtracted from face to arrive at funded amount

Statement of Operations MILL CITY VENTURES III, LTD. - STATEMENT OF OPERATIONS Year Ended Year Ended 2021 2022 12/31/2020 12/31/2021 Q1 Q1 Total Investment Income $ 1,297,637 $ 2,656,201 $ 546,842 $ 1,000,206 Total Operating Expenses $ 735,790 $ 1,354,751 $ 533,858 $ 545,818 Net Investment Gain $ 561,847 $ 1,301,450 $ 12,984 $ 454,388 Realized and Unrealized Gain on Investments Net realized gain on investments $ 5,330 $ 4,118,001 $ 2,907,999 $ 138,770 Net change in unrealized appreciation (depreciation) on investments $ 1,934,794 $ (1,533,703) $ (513,250) $ (22,047) Net Realized and Unrealized Gain on Investments $ 1,940,124 $ 2,584,298 $ 2,394,749 $ 116,723 Net Increase in Net Assets Resulting from Operations Before Taxes $ 2,501,971 $ 3,885,748 $ 2,407,733 $ 571,111 Provision For Income Taxes $ 288,401 $ 1,054,698 $ 662,691 $ 159,000 Net Increase in Net Assets Resulting from Operations After Taxes $ 2,213,570 $ 2,831,050 $ 1,745,042 $ 412,111 Net Increase in Net Assets Resulting from Operations per share: Basic and diluted $ 0.20 $ 0.26 $ 0.16 $ 0.04 Net Increase in Net Assets Resulting from Operations per share Before Taxes $ 0.23 $ 0.36 $ 0.22 $ 0.05 Weighted - average number of shares outstanding basic and diluted 10,869,054 10,790,413 10,758,913 10,790,413

Management ▪ Chief Executive Officer & President – Mill City Ventures III, Ltd. ▪ Chief Executive Officer – Great North Capital Consultants, Inc., Since 1994. The company advises corporate clients on matters regarding corporate and governance structures, public company acquisitions of private companies and other transaction - related matters and makes direct investments into public and private companies. ▪ Independent director – Liberated Syndication, Inc., a Pennsylvania - based company specializing in podcast distribution technology. ▪ Bachelor of Science degree in hotel administration at the University of Nevada at Las Vegas. ▪ Chief Financial Officer – Mill City Ventures III, Ltd. ▪ Isles Capital, LLC – Managing Member. The company provides advisory and consulting services to assist small businesses, both public and private, in business development. ▪ Gelstat Corporation – Director of Finance. A purveyor of homeopathic remedies, based in Bloomington, Minnesota. ▪ Oak Ridge Financial Services, Inc. – Vice President. Primary focus on structuring and negotiating debt and equity private placements with both private and publicly held companies. Douglas Polinsky Joseph Geraci

Key Investment Considerations ▪ Management’s e xperience in entrepreneurial ventures and finance . ▪ W e are not subject to many of the regulatory limitations that govern other traditional lenders or institutional competitors . ▪ Lean operating costs which allows for greater income statement leverage . ▪ Management’s continued focus on moving the blended portfolio returns “up and to the right” in the context of proper risk mitigation . ▪ Inorganic growth opportunity in the market – complementary and accretive acquisitions .

Alexander Capital, L.P. Christopher Carlin Head of Capital Markets ccarlin@alexandercapitallp.com (646) 787 - 8890